For:	Alamo Group Inc.

Contact:	Robert H. George Vice President 830-372-9621

For Immediate Release

Financial Dynamics
Eric Boyriven/Amanda Tappen
212-850-5600

ALAMO GROUP INC. AMENDS REVOLVING CREDIT AGREEMENT

SEGUIN, Texas, August 25, 2004 -- Alamo Group Inc. (NYSE: ALG) announced today that it has entered into an Amended and Restated Revolving Credit Agreement between the Company and its lenders, Bank of America, N.A., J P Morgan Chase Bank, and Guaranty Bank.

The Company's $70 million Revolving Credit Facility original termination date was August 31, 2005.  The Amended and Restated Revolving Credit Agreement ("Agreement"), entered into August 25, 2004, extends the final maturity, subject to compliance with the terms and conditions of the Agreement, to August 25, 2009.  The Agreement provides for, among other things, the ability to request an increase in commitments by an additional $30 million, a reduction in borrowing costs, an increase in the leverage ratio, an increase in annual capital expenditure limits, an increase in stock repurchase limits and an increase in non-equity acquisition limits.

Ron Robinson, Alamo Group's President and Chief Executive Officer commented, "We believe this Agreement provides the Company with the flexibility over the next five years to finance working capital needs as well as acquisition opportunities, as they may arise, at favorable rates."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements front-end loaders, backhoe and related after market parts and services.  The Company, founded in 1969, has over 1,850 employees and operates fifteen plants in North America and Europe as of June 2004.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

ALAMO GROUP INC. AMENDS REVOLVING CREDIT AGREEMENT	Page 2

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.  Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

#   #   #